Exhibit 99.1

Asia Payment Systems Inc. Signs Investment Banking Agreement.

March 4, 2005 (Beijing and New York) - Asia Payment Systems, Inc. (Asia Pay) (NASD OTCBB: APYM) today announced signing an Investment Banking agreement with Strasbourger Pearson Tulcin Wolff Inc. (SPTW), a NYSE-member.

"We believe that our new relationship with SPTW will allow Asia Pay to further concentrate on rolling-out our processing services and completing client implementations," said Matt Mecke, President & CEO of Asia Pay.

"Our development calendar is full and, our opinion is that with this relationship, we can concentrate on the potential upside to the growth of our development program in both China and Japan. Our goal in the next few months is to ramp up the deployment of our services to the market so that we can vigorously respond to the strong demand for card processing services to customers in China and Japan."

About Asia Payment Systems, Inc.Asia Pay is a USA public company with offices in: Seattle, Washington; Beijing and Shenzhen, China; and Hong Kong. Asia Pay is developing a credit card processing network that provides clearing services to merchants, oil companies, and financial institutions in China, Japan, and in related markets elsewhere in Asia.

Asia Pay's mission is to be a national provider of world-class third-party processing services in China to bankcard-accepting merchants, issuers of bank credit cards, issuers of petroleum station retail cards, and issuers of merchandise and other retail cards. Systems, hardware, and personnel are now in place as Asia Pay commences delivering service to clients.

For more information about Asia Payment Systems, Inc. (Asia Pay), please visit: www.asiapayinc.com

About Strasbourger Pearson Tulcin Wolff Inc.Strasbourger Pearson Tulcin Wolff Inc. (SPTW) has been a member firm of the New York Stock Exchange since 1970. Toll-free telephone: 866-771-SPTW (7789) Website: http://sptw.com

Contacts:
Asia Payment Systems, Inc.
Matt Mecke, President & CEO
Tel: +1-866-877-APAY
Fax: +1-206-470-1150ir@asia-pay.com

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